Exhibit 99.1

Initiation Report

Diginex Limited

Company Sponsored Research

Initiation of Coverage

09/02/2020

Blockchain
Hunter Diamond, CFA Vivian Zhang (Equity Research Associate) research@diamondequityresearch.com 1441 Broadway, 3rd Floor New York, NY 10036

Diginex Limited (NASDAQ:JFK)

Innovative Financial Technology Business Utilizing Distributed Ledger Technology

Initiation of Coverage:

●	Diginex is targeting the enormous financial services market, which is prime for disruption. The equity, debt, and derivatives markets have not witnessed the level of disruption occurring in e-commerce, transportation, and social media, despite representing tens of trillions in value. The financial services market is poised to benefit from a substantial portion of the value and cost savings created by distributed ledger technology. According to a recent Santander report, blockchain technology could reduce banking industry infrastructural costs by $15 billion to $20 billion by 2022[1] by streamlining clearing and settlement, improving KYC and onboarding, and bypassing slow payment networks. Diginex’s two business segments, Markets, and Asset Management, are focused on capitalizing on this opportunity, with the World Economic Forum projecting that in 2027, 10% of the global gross domestic product will be moved to blockchain networks. The Markets division focuses on creating products and services for institutional and retail clients to trade Digital Assets seamlessly and with strict compliance protocols. The EQUOS exchange is a key innovative offering in this segment, as an advanced virtual currency exchange with the top security and compliance standards and next-generation performance with low latency matching engine and which is built for the large derivatives and structured finance markets, with Diginex Access offering a multi-venue front to back portfolio, trading and risk management platform. Diginex plans to list via a SPAC with 8i Enterprises Acquisition Corp (JFK,JFKKW,JFKKR), with the shareholder vote to approve the listing scheduled for September 15th. The opportunity for EQUOS is enormous with Coinbase, Kraken, and Binance boasting private valuations in the billions and Diginex valued at $265 million at acquisition and set to be the first digital asset ecosystem with exchange listed in the U.S., listing before Coinbase and other exchanges, with Coinbase recently valued at over $8 billion.

Key Statistics
Share Price	$10.42
Valuation	$14.00
Shares Outstanding (M)	30.98
Market Capitalization (M)	$77.25
Number of Analysts Covering	1
Enterprise Value/Revenue	N/A

●	Diginex is well-positioned to capture large blockchain market segments with an experienced management team and expansive, integrated institutional quality infrastructure. Diginex is strongly positioned in the blockchain market with its blockchain agnostic strategy, strong institutional knowledge, and its later entrance to market relative to some peers, allowing it to enhance the regulatory offerings of its segments. The Asset Management business is seeking to become the leading provider of Digital Asset funds for institutional and sophisticated investors, with the global crypto asset management market projected to reach $1.1 billion by 2025[2]. We believe customers are likely to recognize the substantial synergies between Diginex’s segments, segments which in combination offer comprehensive blockchain solutions. We view Diginex as a high risk, high reward investment opportunity for investors seeking exposure to the blockchain technology industry, as the first digital asset exchange listed in the U.S., which is likely to benefit from the growing institutional money flowing into blockchain technology.

Revenue ($ in millions)
Jul. FY	2019A	2020EA	2021E
1Q	N/A	0.19A	3.01E
2Q	N/A	0.15A	2.37E
3Q	N/A	0.15A	2.36E
4Q	N/A	0.86E	13.58E
FY	0.94A	1.36E	21.32E

●	Valuation models indicate upside potential. Diginex’s comprehensive product offerings target large addressable markets utilizing leading-edge technology. E-commerce (Amazon), Travel (Uber/Lyft), and hospitality (Airbnb) have experienced massive disruption, which has resulted in multi-billion dollars of equity value and large returns for early investors. The financial services market has been slower to witness disruption and offers a high growth opportunity for Diginex shareholders. Our valuation model yields a fair value of $14 per share, contingent on successful execution by Diginex.

Innovative Financial Technology Business Utilizing Distributed Ledger Technology

EPS ($)
Jul. FY	2019A	2020E	2021E
1Q	N/A	(0.80)A	(.16)E
2Q	N/A	(.40)A	(.13)E
3Q	N/A	(.55)A	(.13)E
4Q	N/A	(.67)E	(.69)E
FY	(3.01)A	(2.42)E	(1.11)E

Company Description

Diginex is a financial technology business that creates products, provides services, and develops solutions that utilize distributed ledger and other financial oriented technologies to improve the efficiency of the financial markets. Diginex operates in two divisions: Markets and Assets Management. The Markets division includes: (i) the Exchange Business, (ii) the Capital Markets Services, (iii) the Custody Business , (iv) Capital Markets and (v) Investment Product Business, and (vi) the Asset Management business . The Asset Management business aims to offer institutional and professional investors regulated digital asset fund offerings. Diginex was founded by Miles Pelham in June 2017, and Pelham Limited, an entity indirectly owned by Mr. Pelham, is the biggest shareholder.

1-Rennick, Emmet, et al. The Fintech 2.0 Paper:Rebooting Financial Services.

2-Crypto Asset Management Market Size, Share and Global Market Forecast to 2025 | MarketsandMarkets. https://www.marketsandmarkets.com/Market-Reports/crypto-asset-management-market-201925303.html?gclid=EAIaIQobChMIpduLnsGH6wIVHwiICR1xVQY5EAAYASAAEgLgHvD_BwE. Accessed 6 Aug. 2020.

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Diginex Limited Initiation of Coverage

Investment Thesis

Diginex is initially targeting the large cryptocurrency exchange and derivatives market, with a longer-term focus on digital securitization, where the company believes distributed ledger technology will enable substantially greater efficiency, as well as innovative financial offerings. Blockchain technology has the potential to be transformative, with the potential to reduce bank’s infrastructural costs by $15 billion to $20 billion by 2022 by streamlining clearing and settlement, improving KYC, onboarding, and bypassing slow payment networks. Diginex is focused on delivering regulatory oriented, institutional-quality support for what they believe is the inevitable transition of data and securities to a distributed ledger. The internet has created numerous multibillion-dollar opportunities for investors within e-commerce (Amazon.com), big data (Palantir Technologies) transportation (Uber), and hospitality (Airbnb). We believe financial services are just beginning to experience massive disruption, as can be seen in the numerous financial technology “Unicorns” with over billion-dollar private valuations including Stripe, Robinhood, Ripple, and Coinbase. According to the World Economic Forum and OECD estimates, over 13 trillion USD will be stored on blockchain networks by 20273,4. There is significant institutional demand for blockchain investment opportunities, with a recent Fidelity institutional survey finding 80% of investors believe digital assets should be part of their portfolios5 and Diginex appears ideally positioned to capture this market, as the first digital asset exchange listed within the U.S. and with its various technologically advanced product offerings. The company operates within two segments, Markets and Asset Management, which focus on driving institutional adoption of blockchain technologies utilizing best in class compliance protocols. Diginex management brings extensive financial services and derivatives experience, which it is looking to apply this knowledge to drive institutional adoption of crypto and token asset classes. We view Diginex as uniquely positioned in the industry, as a comprehensive financial technology provider, supported by a highly experienced senior team. The company’s advanced operational infrastructure, we believe, has the potential to be an all in one blockchain offering for institutional clients. Diginex benefits from not being one of the first movers in the space but still being early enough to secure market share, while concurrently having enough time to secure appropriate regulatory compliance and is the first exchange listed in U.S., ahead of Coinbase, which was most recently valued at over $8 billion. Diginex is at early stage, but the market opportunity is enormous, and our valuation model indicates material upside if management can capitalize on securing market share in its various segments. We believe Diginex could pursue relevant acquisitions, either to expand its services or provide access to new markets, which we view as positive as it expands the company’s addressable market and ability to cross sell offerings. If Diginex can continue to expand its client base and seize market share, the company in our view could have its valuation shift higher more in line with larger private crypto exchange valuations, which trade at materially higher valuations as a result of their userbase and volume. Given Diginex’s growth potential and relatively inexpensive valuation, the company in our view offers investors a high-risk high reward opportunity to invest in Blockchain technology, alongside a highly experienced financial services management team.

Diginex is targeting the enormous equity, debt, and derivatives markets, where the company believes distributed ledger technology will enable substantially greater efficiency, as well as innovative financial offerings

We view Diginex as strongly positioned in the blockchain industry, with a highly experienced financial services management team and with a comprehensive suite of technologically advanced blockchain institutional offerings with leading compliance and as the first exchange of many to list publicly

Source: Diginex 2020 Investor Presentation

3,4-Published September 9, 2015. World Economic Forum “Deep Shift: Technology Tipping Points and Societal Impact” & “GDP and Spending - Real GDP Forecast - OECD Data.” TheOECD, data.oecd.org/gdp/real-gdp-forecast.htm.

5-”Growing Number of Institutional Investors Believe That Digital Assets Should Be a Part of Their Investment Portfolios, According to New Research from Fidelity Digital Assets℠.” Business Wire, 9 June 2020, www.businesswire.com/news/home/20200609005138/ en/Growing-Number-Institutional-Investors-Digital-Assets-Part.

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Diginex Limited Initiation of Coverage

Company Overview

Diginex Limited is a financial technology company which utilizes distributed ledger technologies to improve the efficiency of the financial markets. The company holds the view that all financial and non-financial data will be recorded on distributed ledgers, such as blockchains in the future. Diginex was founded by Miles Pelham in 2017 and headquartered in Hong Kong, Pelham Limited an entity indirectly owned by Miles Pelham is the largest shareholder of Diginex.

Diginex is a financial technology business which utilizes distributed ledger technologies to improve the efficiency of the financial markets via its regulated infrastructure offerings

Diginex is working to build regulated infrastructure to enable institutional adoption of this new asset class. Diginex has six business segments that fall under two divisions: Markets and Asset Management. The Markets division includes: (i) the Exchange Business, (ii) the Capital Markets Services, (iii) the Custody Business , (iv) Capital Markets and (v) Investment Product Business, (vi) the Asset Management business. The global blockchain technology market is predicted to experience rapid growth, projected to reach $39.7 billion by 2025, growing at a 67.3% CAGR6. Diginex has an experienced leadership team with extensive financial service and technology experience. The roughly hundred professionals at Diginex, bring experience from companies such as Nomura, Goldman Sachs, J.P. Morgan, and Alibaba with an average of 15 years’ experience, working in all areas including compliance, securities and crypto exchanges, tech infrastructure and complex derivatives in Diginex’s global offices. Diginex is seeking to drive blockchain technology and believes its products and services can help partners gain competitive advantages in the marketplace. Diginex believes that the use of blockchain and distributed ledgers to securitize assets and their associated cashflows will become the market standard, and that the eventual market opportunity will be significant.

The global blockchain market is projected to experience rapid growth at a 67.3% CAGR, reaching $39.7 billion by 2025

Source: Marketsandmarkets

6- “Blockchain Market.” Market Research Firm, www.marketsandmarkets.com/PressReleases/blockchain-technology.asp.

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Diginex Limited Initiation of Coverage

Source: Diginex Investor Presentation

1)	Exchange Business and Diginex Access

The exchange business aims to facilitate the trading of Virtual Currencies and Digital Securities and ultimately drive institutional adoption of this asset class. The exchange business will ensure that its processes and client needs are fully aligned and will also have a full suite of market surveillance tools for monitoring and reporting suspicious activity, such as wash trading and fake order books, to ensure customers are not being manipulated by malicious actors and to prevent unfair practices that would give some clients an advantage over others. These products and features enable investors to dependably execute investment strategies and trust that the trading infrastructure of the exchanges are secure and fair, which historically has been an impediment to institutional adoption of digital assets. The Exchange Business consists of the Virtual Currency Exchange (VCE) and Digital Securities Exchange (DSE), which operates under the EQUOS brand. VCE launched in the second quarter of 2020 in Singapore and the DSE launch is expected in the fourth quarter of 2020. The exchange is currently operating under an exemption under the Monetary Authority of Singapore, with a full license application submitted and anticipated to be approved in coming months. The Exchange Business has numerous competitive strengths with its technologically advanced trading infrastructure, market surveillance tools, institutional-grade FIX API 4.4, and cross asset collateralization (which most exchanges do not offer), all of which which should help differentiate it in a highly competitive market. Diginex Access is a multivenue trading platform supported by industry partners portfolio management solutions including FIS and ITIVITI. Diginex Access allows investors to execute trades through multiple exchanges, which we view as a key competitive differentiator, and will offer investors an institutional platform functionality for digital assets. Diginex Access is built on top of existing platforms and will offer a multi-asset integrated solution for sales, trading, risk management, operations, and distribution across multiple venues. Diginex’s growth strategy consists of marketing to retail and institutional clients via direct sales and loyalty agreements. The target customers of the exchange business line are active traders, arbitrageurs, market makers, hedge funds, family offices, private banks, endowment funds, pension funds, and high net worth individuals. In the retail segment, Diginex’s primary focus is on user base partnerships and acquisition strategies and in its institutional segment, it is focusing on product innovation, listings, volume incentives, and licensing to onboard customers in additional jurisdictions. These products and features allow investors to dependably execute investment strategies and trust that the trading infrastructure of the exchanges are secure and fair. Diginex believes the issuance and trading of Digital Securities that represent rights to future cashflows to be a multi-billion-dollar market opportunity, as the use of blockchain and distributed ledgers becomes the standard form of technology underlying financial instruments. As with other segments, the exchange can draw on full stack development team of Diginex to implement the newest technology and ensure functionality. The exchange business is targeting licensing in Europe and Asia, as competitive institutional exchanges are predominantly located in the U.S., we view this as a strategic positioning to capture market share. The success of the exchange business is a key component of investing in Diginex in our view and is meaningful portion of our revenue projections in our valuation model. The exchange is a key component of the company’s mission—to drive institutional adoption of blockchain and distributed ledger technology and realize efficiencies in financial markets.

The Exchange and Diginex Access aim to facilitate the trading of Virtual Currencies and Digital Securities and ultimately drive institutional adoption of this asset class with its institutional infrastructure

EQUOS Exchange Interface

Source: Diginex 2020 Investor Presentation

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Diginex Limited Initiation of Coverage

Product Roadmap

Source: Diginex 2020 Investor Presentation

2)	Capital Market Services

Diginex Capital provides investment banking advisory and services to institutional clients on successfully utilizing distributed ledger technology to raise capital using digital securities. The company expects the use of distributed ledger technology solutions to lead to more innovative funding solutions, which leverage advanced data management and integrity for the benefit of both issuers and investors and facilitate growth in digital asset investing across the platform. The Capital Markets Business is focused on the specific use of distributed ledgers, blockchains, and other technologies and aims to improve efficiency. The business was launched in the first quarter of 2019, to demonstrate the viability of an institutional offering of digital securities. The company required a combination of three pillars of the Capital Markets Business: origination, technology, and licenses. Diginex’s growth strategy is focused on asset class specific origination platforms including retail banks, investment banks, and financial technology companies. As of today, the Capital Markets Business operates in the UK as an Appointed Representative of a UK Financial Conduct Authority (“FCA”) authorized firm, Starmark Investment Management Limited, which also permits Diginex to provide origination and distribution capabilities within 11 countries in the European Union Diginex believes that the use of blockchain and distributed ledgers to securitize assets and their associated cashflows will become market standard in place of similar traditional securities, and that the eventual market opportunity could be significant. We believe that with access to its exchange business, trading business, and custody solutions, Diginex would be capable of building a pipeline of institutional clients and robust capital markets technology platforms, allowing it to structure complex capital raises for institutional clients with the guidance of its experienced investment banker team.

Diginex Capital provided investment banking services for asset securitization, which leverages blockchain technology for the issuance and distribution of digital assets

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Diginex Limited Initiation of Coverage

3)	Digivault Business

Digivault’s business was established in 2018, as an offering providing custodial services to the exchange business’ clients. The risk of loss of Digital Assets (irreversibility of transactions) is a significant holding risk, placing a much higher level of importance on process management and physical security of Digital Asset custody infrastructure. Both cold solution Kelvin and warm solutions Helios have the capability to custody bitcoin and several Ethereum blockchain-based Digital Assets. Diginex expects Digivault, like Coinbase’s custody business, to attract significant assets under custody from its associated Exchange Business. We also note the Exchange Business can operate with other custody providers, including BitGo, which we view as key competitive functionality. Diginex’s Capital Markets Business, which is focused on the issuance and distribution of Digital Securities, will also provide a source of potential custody clients, as will the Trading Business, Investment Products Business and Asset Management Business. Digivault will also directly target Digital Asset investors. We are encouraged by the management of Digivault possessing extensive experience in the cybersecurity industry. Kelvin is designed around the use of Hardware Security Modules to convert Digital Assets into physical objects (key cards). The key cards hold the private keys to the client’s Digital Assets and are stored in secure vaults. The storage is considered “cold” as the key cards are not connected to the internet and, therefore, cannot be accessed by a computer hacker. Compared to cold storage, Helios provides another “online” storage solution. It is designed utilizing hardware from the nuclear, defense, and security sectors and will provide additional functionality to enable faster withdrawals than cold storage solutions. Digivault has the following competitive advantages: experienced team, cooperation with Malca-Amit, and operations adhering to global standards. Diginex’s growth strategy in Custody consists of acquiring retail and institutional clients. The largest custodian of digital assets is believed to be Coinbase, with over $7 billion in assets under custody per the recent announcement, so there is clearly a large opportunity for growth. Digivault has a seasoned team with extensive experience in the cybersecurity industry, which we believe will ensure its solutions meet industry standards and bring numerous synergies with Diginex’s other business divisions.

Diginex plans to add, managed account features that will improve capital efficiency and collateralization processes, and risk products that can substantially grow what is a nascent derivative market

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Diginex Limited Initiation of Coverage

4)	Capital Markets

The Trading Business consists of a facilitation trading desk and an OTC desk. The facilitation trading desk employs strategies for OTC markets. The OTC desk is also designed to solve transparency issues in the OTC marketplace and capture a share of Virtual Currency and Stablecoin OTC volume through the launch of a deal listing platform. The trading business is fully operational, and it will bring and source additional customers from all Diginex’s business lines by providing institutional trading services in which Diginex will transact and trade Digital Assets in a safe and secure manner on their behalf. Diginex believes that limited liquidity on Virtual Currency exchanges explains why, OTC volume is two to three times larger than the exchange market. Diginex believes its trading expertise, compliance focus, platform network effects and synergies with Diginex businesses are its core trading competitive strength. Diginex is strategizing its growth plan to focus on trading balance sheet growth to offer competitive pricing, then inside sales and additional product offerings. Although the competition for trading business is significant, we believe that Diginex’s expertise in OTC trading and its focus on compliance and trading experience of senior management will help this segment capture market share.

5)	Investment Product Business

The Investment Products Business designs and distributes products with performance driven by various underlying assets including digital assets, as well as other assets, such as equities and currencies, to attract investors whose needs may not be met, by accessing products presently available via the Exchange Business. Products will be designed by Diginex, either acting alone, or in discussion with clients and other financial industry participants (if needed) to cater to the needs of clients. Considering that leading investment banks in industry are presently not materially active in structuring and issuing products connected to digital assets such as bitcoin, we believe that Diginex’s expertise and particular focus on digital assets will target a growing market of clients who are seeking access to this emerging digital asset class.

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Diginex Limited Initiation of Coverage

6)	Asset Management Services

The Asset Management Business aims to be a leading provider of regulated Digital Asset fund offerings for institutional and professional investors. The Asset Management Business is based in Hong Kong, where it is governed by the SFC and is a member of ARIF in Switzerland. The business is led by a team experienced at building and operating multi-billion-dollar funds, and an experienced asset management business team, with experience growing an Asian funds business from $250 million AUM to over $14 billion AUM. Diginex’s main product in this segment is Bletchley Park Multi-Strategy Fund (BPMSF), a fund of hedge funds that invest in virtual currencies. BPMSF seeks to provide institutional investors with exposure to non-directional, risk-adjusted returns through investment in funds employing a range of alpha generating liquid investment strategies. BPMSF started accepting investments in the third quarter of 2019, and allocation began in the fourth quarter of 2019. Many hedge funds either do not have the infrastructure and risk management practices to attract institutional investment or lack the market-neutral strategy, which Diginex views as best placed to capture new institutional allocation to the asset class. We believe that with the company’s geographic presence in financial centers such as Hong Kong, London, and Singapore, Diginex has the network to stay abreast of market developments and that the potential market is very compelling, as institutions adopt digital infrastructure and risk management practices.

Relationship Between Business Lines

Diginex is setting a new standard in blockchain financial services and solutions by delivering innovative offerings at institutional scale for global adoption. The company has a strong focus on compliance and is supported by an experienced team, which distances itself from the potential pitfalls that other firms will face having commenced business in undefined regulatory spaces and enables the company to better meet the needs of institutional clients. Additionally, the synergies between Diginex’s various segments provides a strong competitive advantage in our view, relative to more narrowly focused competitors. Diginex brings global reach with a diverse team of experienced financial services and technology professionals, spanning compliance, securities and crypto exchanges, tech infrastructure, structured products, and complex derivatives. This mix of competency and experience in both financial services and technology gives Diginex a strong advantage in its goal to be a leading player in this space, and provides the company with not only insight into product design, but credibility with both regulators and customers.

The synergies between Diginex’s various segments provides a strong competitive advantage in our view, relative to more narrowly focused competitors

Synergies Anticipated Between Diginex Business Segments

Source: Diginex SEC Filing

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Diginex Limited Initiation of Coverage

Corporate Timeline

●	August 2020 Chi-Won Yoon appointed Chairman, succeeding Miles Pelham
●	July 2020 Public launch of EQUOS.io, the first digital asset exchange listed in U.S.
●	May 2020 Diginex sold blockchain solutions business to Rhino Ventures, in line with deeper focus on digital assets
●	April 2020 Announced expanded custody services, with launch of warm custody service Helios
●	March 2020 Diginex partners with Itiviti to provide NYFIX connectivity for digital asset investors
●	February 2020 Company received certification backed by UK government, approving cyber security measures
●	December 2019 Diginex announced UN Migration agency will use Diginex blockchain technology to help reduce exploitation of migrant workers in Hong Kong
●	December 2019 Diginex joins Microsoft ScaleUp program to deliver enterprise solutions
●	July 2019 8i Enterprises Acquisition Corp. announces execution of share exchange agreement with Diginex Limited
●	December 2018 Altairian acquired to bolster Dignex’s digital asset offering
●	November 2018 Diginex purchased a 75% interest in BPAMJ, an investment manager to various funds, which the company will manage as crypto funds
●	July 2018 51% of Digital Asset Mining Business DHPC sold to Madison for $60 million
●	March 2018 MTI, a leading Japanese syndication platform, made strategic investment in Diginex
●	June 2017 Diginex founded by Miles Pelham

Potential Catalysts

●	EQUOS exchange gains wide adoption, in line with scale witnessed by other large crypto exchanges (Coinbase, Kraken)
●	Capturing large market share within rapidly expanding crypto derivatives market
●	Additional accretive blockchain oriented acquisitions
●	Major investments and partnerships with leading technology companies
●	Additional investor awareness of company via conferences, sell-side coverage, and media exposure
●	Increasing institutional adoption of blockchain investments
●	Continued strong price appreciation in crypto currencies
●	Digivault acquiring meaningful share in the cold and warm storage sectors
●	Diginex Capital and BPAM gaining meaningful clients and institutional awareness
●	New product announcements and technological upgrades
●	Continued strong top line growth with progress towards profitability
●	Additional positive blockchain regulatory developments
●	Additional interest in crypto and overall mainstream adoption increasing addressable market

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Diginex Limited Initiation of Coverage

Large Market Opportunity

The distributed ledger technology (blockchain) on which Diginex relies has been experiencing rapid growth. Gartner beleives that blockchain will have a transformational impact on businesses over the next decade. IDC forecasts that blockchain spending will grow at a CAGR of 60% to reach approximately $15.9 billion by 20236. Based on a 2015 World Economic Forum survey report7, by 2027, about 10% of the global GDP (projected to be $127 trillion) is projected to be stored on distributed ledgers or blockchains. Many businesses across industries such as banking, logistics, law, trading, real estate, etc. are beginning to develop distributed ledger-based solutions. Of which, the financial Services sector is likely to witness extreme value creation and offer large opportuniy for investors.

Within the financial services industry, the most significiant catalyst is likely to be the large-scale adoption of Digital Assets by institutions. These institutions require enterprise-grade services to store, transact, and support their digital asset investments. Diginex offers a full suite of products including digital exchange (platform for trading), custodian services, asset management services and other related investment products. Venture capitalists are aware of this opportunity, investing billions of dollars into blockchain businesses, many of which are blockchain protocols. Diginex believes the large opportuntiy exists in not working on a specific protocol but looking to leverage the overall opportunity within blockchain broadly independent of specific coding and consensus mechanisms. Distributed ledger technology has the potential to make business processes more automated, secure and transparent.

By 2027, about 10% of the global GDP is projected to be stored on distributed ledgers or blockchains, repesenting siginificant opportunity for Diginex

Diginex is forecasted to generate nearly 75% of its total revenue from its exchange business. We believe the growing volumes of cryptocurrency trading could support the growth of exchange business. In its latest report cryptocurrency data provider Coin Metrics8 predicted that Bitcoin’s daily volume could eclipse that of the U.S. equity market. Coin Metrics points that the daily spot market volume of Bitcoin was just $4.1 billion (as of June 30, 2020) compared to $446 billion, $893 billion and $1.98 trillion for equity, bond and global forex market. At the current rate of growth, the Bitcoin daily volume could match or surpass other major asset classes by 2024 or 2025. This would mean almost 100x growth in daily volume, which is extremely encouraging for EQUOS exchange addressable market. EQUOS is focused on creating the infrastructure to have a regulated, secure exchange, where investors can access Digital assets, without excessive counterparty risk, which historically has been an impediment to growing digital asset market share.

6- Worldwide Blockchain Spending Guide, IDC, https://www.idc.com/tracker/showproductinfo.jsp?prod_id=1842

7- Published September 9, 2015. World Economic Forum “Deep Shift: Technology Tipping Points and Societal Impact”

8- Kevin Lu. Coin Metrics’ State of the Network: Issue 53, Coin Metrics https://cointelegraph.com/news/could-bitcoin-trading-volume-really-100x-in-four-years

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Diginex Limited Initiation of Coverage

Source: Coin Metrics Market Data Feed, CBOE, Sitma, BIS

Bitcoin Volume is still very low relative to other asset classes, with spot volume projected to continue to expand rapidly

Source: Coin Metrics Market Data Feed, CBOE, Sitma, BIS

The open interest on Chicago Mercantile Exchange Bitcoin (BTC) futures reached a new all-time high of $841 million on August 12th, 2020. This further signaled that institutional interest in Bitcoin and other digital assets continues to expand at a rapid growth rate. We also believe the custodian services offering will also be a natural beneficiary of the rising trading volume of digital assets. The primary role of custodian is to safeguard customers’ digital assets, which will become even more critical as the volume and value of digital assets grows, with both hot and cold storage solutions.

The asset management business is a large opportunity for Diginex, with crypto hedge fund AUMs rapidly expanding

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Diginex Limited Initiation of Coverage

The asset management business is another large opportunity for Diginex. Cryptocurrency hedge funds’ assets under management (AUM) have been increasing significantly, reaching more than $2 billion at the end of 2019, according to 2020 Crypto Hedge Fund Report by PwC9. The report also highlighted that the percentage of crypto hedge funds with AUM of over $20 million increased from 19% to 35% in 2019. The average AUM of these funds rose to $44 million in 2019 compared to $21.9 million in previous year. The rapid growth of crypto funds AUMs, we believe is indicative of growing popularity of digital assets and the massive opportunity that exists going forward for Diginex within asset management. Assets under management also seem to be highly correlated to the price of Bitcoin, with the recent surge in cryptocurrency prices, this bodes well for the crypto exchange businesses.

Source: PWC 2020 Crypto Hedge Fund Report

A number of traditional financial institutions are starting to enter the blockchain market, in many cases partnering with digital asset specialists or in some cases via mergers and acquisitions. The growing movement from traditional financial institutions to enter the digital asset space is a validation of the large market opportunity. Fidelity recently launched Fidelity Digital Assets, which offers Bitcoin custody and trade and settlement services. Nomura and StateStreet are some of the other well known financial service businesses that have launched digital asset custody services. The interest for distributed ledger technology, rising cryptocurrency volumes and market capitalizations, and a growing number of initial coin offerings all are expanding the market opportuntiy for Diginex. Financial institutions are increasing looking to blockchain technology to lower cost of ownership, to streamline business processes and to allow transparency. Diginex believes that legacy institutions who do not adopt blockchain technologies, and instead utilize staff reductions, outsourcing/offshoring, and historical process automation may have issues competing and operating effectively in the future where technology platforms utilize distributed ledger technology. Diginex also believes that as individuals, businesses and governments record more transaction data on distributed ledgers, and the benefits of data transparency, automation and immutability are fully leveraged, there will be a proliferation of innovative new financial products that will compete with traditional finanical products and services.

The growing interest from traditional financial institutions to enter the digital asset space is a validation of the large market opportunity

9- “2020 Crypto Hedge Fund Report” PWC https://www.pwc.com/gx/en/financial-services/pdf/pwc-elwood-annual-crypto-hedge-fund-report-may-2020.pdf

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Diginex Limited Initiation of Coverage

Source: “Enterprise Software: Blockchain’s next big market opportunity” Barclays Investment Report

We feel the tokenization of assets is still at an early stage, and the opportunity will become even larger as it encompasses other asset classes including non-listed equity and debt, as well as real estate. Strong interest from central banks in issuing their own digital currencies further confirms our view that institutional adoption of blockchain is at an inflection point. We believe Diginex with its comprehensive offering of solutions is uniquely positioned to capture growth across the entire quickly expanding digital asset ecosystem.

The tokenisation of assets is still at an early stage, and the opportunity will become even larger as it encompasses other asset classes including non-listed equity and debt, as well as real estate

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Diginex Limited Initiation of Coverage

Competitive Advantage

Blockchain as a service, that facilitates the process of recording transactions, tracking assets, and building trust, is gaining traction in the financial services industry. According to MarketsandMarkets, blockchain technology in the banking and financial services industry is expected to experience rapid growth worldwide with numerous new product introductions and many companies competing10. This projected growth is consistent with Diginex’s expectation that once more enterprises have moved data onto distributed ledgers, there will be more firms building applications, and value-added use cases will expand. With blockchain adoption accelerating and creating new opportunities, financial institutions and fintech companies are actively competing to capture market share by utilizing distributed ledger technologies like blockchain to generate new revenue, deliver process efficiencies, improve end-user experiences and reduce risk in their business operations.

Diginex is uniquely positioned in the industry as a comprehensive blockchain-enabled financial services provider with a set of complementary products and services to realize the full value of distributed ledger technology within financial markets

Diginex faces intense competition in all of its six business segments and competes primarily with digital asset exchanges and digital asset service providers, who are already established and who are beginning to target institutional investors, in line with the emerging trend of large-scale adoption of Digital Assets by institutions. We view Diginex as uniquely positioned, as a comprehensive blockchain-enabled financial services provider with a set of complementary products and services to realize the full value of distributed ledger technology within financial markets. Given that it is hard to find an exact full-service financial services business like Diginex that targets institutional investors with synergies between its business lines, we have selected the closest peer set available, against whom we believe Diginex has an opportunity to achieve the type of scale advantages that come with a larger client base and balance sheet to support each business line. We have listed some of companies which we view as Diginex’s closest competitors in each division below and the unique ways Diginex is differentiated in our view.

Markets Division

Diginex’s Markets Division consists of products and services required for institutional and retail clients to trade digital assets in a compliant and secure way. Diginex’s main competitors in this division include Binance, Coinbase, Kraken, and other major virtual currency exchanges.

1.	Binance is a cryptocurrency exchange founded in 2017 that provides a platform for trading various cryptocurrencies with a strong focus on altcoin trading. The company currently offers over 150 different cryptocurrencies and nearly 600 different pairs to trade[11], which is suited to more advanced users. Binance also supports its own token, the Binancecoin. Binance exchange has had various hacks, including a 2019 hack of $40 million of users Bitcoin, adding credence to the need for strong exchange security.

10- “Blockchain Market.” Market Research Firm, www.marketsandmarkets.com/PressReleases/blockchain-technology.asp.

11- https://www.investopedia.com/best-crypto-exchanges-5071855

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Diginex Limited Initiation of Coverage
2.	Coinbase was founded in 2012 and is one of the most widely known and used cryptocurrency exchange in the U.S. Unlike Binance that offers a large variety of cryptocurrencies and trading pairs, Coinbase supports 22 different cryptocurrencies and can operate in over 40 U.S. states and territories with full licenses[11]. Coinbase also offers insured custodial wallets for investors and traders to store their investments, but the private keys to the coins within them are owned by Coinbase, and not the investor.

3.	Kraken, founded in 2011, is one of the earliest U.S. cryptocurrency exchanges where users can deposit and withdraw funds using several fiat currencies, including U.S. Dollar and the Canadian dollar. The company currently offers 20 crypto assets to trade and supports futures and margins trading, with a main business focus in the U.S. and Canada. Kraken offers cryptocurrency to fiat trading and provides price quotes to Bloomberg terminals.

Source: Diginex SEC Filing

Compared to competitors, Diginex’s EQUOS Exchange has an institutional-grade infrastructure with a unique design of its accounts structure that enables segregation of duties and sub-account functionality, offering a more customized experience for institutional investors and format which they are more used to at other financial service providers. In addition, Diginex as a “late entrant” has a strong focus on compliance. The company began building its compliance team in 2018 and views regulation as necessary and inevitable, distancing itself from the potential pitfalls that other exchanges may face, having operated in regulatory gray areas and enables EQUOS to better meet the needs of institutional clients. Unlike many competitors that are more technology oriented, Diginex is led by a management team with many years of experience in investment banking, securities trading, compliance, and technology. This mix of competency and experience in both finance and technology domains gives Diginex a strong advantage in its goal to be a leading player in digital exchanges and provides the company with not only insight into product design, but credibility with both regulators and customers. EQUOS will compete with strong market surveillance, capital efficiency, extensive trading infrastructure and utilize synergies with other Diginex segments.

Diginex as a “late entrant” has a strong focus on compliance, distancing itself from the potential pitfalls that other firms may face having operated in regulatory gray areas and enabling the company to better meet the needs of institutional clients

11- https://www.investopedia.com/best-crypto-exchanges-5071855

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Diginex Limited Initiation of Coverage

I.	Asset Management Division

Diginex’s asset management segment competes for allocations from institutional and professional investors with various funds that invest in Virtual Currencies. Unlike many hedge funds, which lack knowledge of Digital Assets, Diginex is supported by a diverse team of experienced financial services and technology professionals with over 15 years of average experience in financial industry, and employs a market-neutral strategy, which the company views as situated to capture new institutional allocation to the asset class. Diginex also has a global presence with offices located in major financial centers such as Hong Kong, London and Singapore, which enables Diginex to work with leading global institutional investors and which management views as necessary to keep up with digital asset developments.

Diginex is well positioned to capture market share in the digital asset management sector, with a strong focus on investment grade offerings, in depth investor relations, and strong risk management processes

A key component of the asset management’s competitive advantage is its institutional brand, coupled with its regulation in each relevant geography. Diginex plans to achieve this institutional awareness with a launch of a fund of funds offering with top tier governance standards. Bletchey Park Asset management seeks to provide investors fiduciary protection within the highly volatile digital asset class. We view the asset management segment as well positioned in a highly competitive but expanding market.

Source: Diamond Equity Research Analysis

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Diginex Limited Initiation of Coverage

Valuation

It is challenging to value Diginex Limited given its early stage and the limited number of publicly traded pure play blockchain solutions companies. For our comparable company analysis, we use sum-of-the-parts (SOTP) to arrive at our valuation. For the Financial Services segment, we screened for companies which offer blockchain-based financial services be it trading services or payment platforms. For the Advisory Segment, we have used companies which offer blockchain-based consulting and advisory services or traditional financial services advisory services. We used a 75th percentile multiple (given high growth expectations for Diginex) to arrive at an enterprise value to revenue multiple. From our analysis and based on reasonable assumptions which investors can alter given their expectations, we arrived at a valuation per share. We value Dignex’s Financial Services segment at 5.9x and the Advisory segment at 2.6x forecasted 2022 revenue, we then discounted this equity value at the WACC to yield a present value per share. This gives us a valuation of $13 per share.

Diginex appears undervalued using both sum of the parts analysis and discounted cash flow valuation methods

Sum of The Parts Valuation

Source: Diamond Equity Research Analysis/ Yahoofinance/Factset Data Systems

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Diginex Limited Initiation of Coverage

Source: Diamond Equity Research Analysis

Given the uniqueness of Diginex’s business model and the limited number of public companies to compare it to, we have built a standalone discounted cash flow analysis in order value the business (full assumptions in appendix). Our model indicates a fair value per share of $16.

Source: Diamond Equity Research Analysis/Diginex Financials

Source: Diamond Equity Research Analysis

Source: Diamond Equity Research Analysis

As another valuation method, we looked at the valuation of the Exchange segment independently, using valuations of other exchanges relative to trading volumes12, which is in our view strongly correlated with valuations, to determine a stand-alone valuation of the exchange business. Given the inherent assumptions in valuation models, we selected to use an average of our discounted cash flow valuation and our comparable company analysis valuation. We arrive at a valuation of $14.00 per share. Investors need to understand the risks of investing in small capitalization equities, as such this is intended for high risk-tolerant investors.

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Diginex Limited Initiation of Coverage

Experienced Management Team

Diginex’s management team brings years of experience working in the financial services and technology sectors. The management team come from different regions around the world and bring unique operational and technical knowledge to Diginex’s global operations.

Richard Byworth (Chief Executive Officer): Mr. Byworth has been the Chief Executive Officer of Diginex since August 2018. Mr. Byworth brings experience as a Managing Director at Nomura International from September 2007 to March 2018, where he ran Multistrategy Sales for Asia Pacific product globally. Additionally, Mr. Byworth worked as a proprietary trader at Nomura in London from August 1999 to August 2000. Mr. Byworth has served as an advisor to Fintech start-ups and is a board advisor to Privatemarket.io, a secondary private equity marketplace, and a board member of Bletchley Park Asset Management. Mr. Byworth appears well positioned to lead Diginex, with extensive relevant experience.

Mr. Richard Byworth has extensive experience in international business and brings knowledge of Asia Pacific region capital markets

Chi-Won Yoon (Chairman of Board): Mr. Yoon previously served as the Asia Chairman of Diginex. Mr. Yoon formerly worked as the former executive board of UBS AG. In addition to serving as the Chairman of Diginex, he also serves on the board of Hyundai Motor Company. Previously Mr. Yoon worked at UBS and established the equity derivatives business in Asia. He brings three decades of financial services and public company experience, which is critical during this public market transition. Mr. Yoon holds both his bachelor’s degree in electrical engineering and a master’s degree in finance from M.I.T.

Mr. Yoon appears well positioned to lead Diginex through its public markets transition and business expansion

Paul Ewing (Chief Financial Officer): Mr. Ewing Paul is the Chief Financial Officer at Diginex based in Hong Kong. Mr. Ewing has spent more than a decade working in Asia and formerly served as the regional Chief Financial Officer at ICAP, as well as Chief Operating Officer for ICAP’s electronic broking division, with a focus on financial markets and digital assets. Prior to taking on the Chief Financial Officer position at Diginex, Mr. Ewing served as the COO of the company. Mr. Ewing is a member of the Institute of Chartered Accountants for England and Wales and is an expert in the electronic and digital asset markets. We consider Mr. Ewing’s financial experience in the electronic and digital asset industry extremely valuable in helping Diginex expand.

Jim Pollock (Chief Operating Officer): Mr. Pollock is the Chief Operating Officer at Diginex based in Singapore and is responsible for overseeing the implementation of the company’s business strategy, which includes the development of fully regulated and institutional-grade digital asset infrastructure for the financial services sector. Mr. Pollock is a senior financial services executive with over three decades of experience in multi-jurisdictional business development, transformation, regulation, risk, and finance. Mr. Pollock previously held the title of COO in several of Westpac’s business lines in Australia and Singapore. Mr. Pollock has also spent 15 years at Merrill Lynch, where his roles included CFO for North Asia & Regional Financial Controller. Mr. Pollock holds a Bachelor of Commerce from University of Western Australia.

Mr. Pollock is highly skilled at leading large cross-functional teams to build business infrastructure that can operate successfully in regulated environments

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Diginex Limited Initiation of Coverage

Shane Edwards (Head of Investment Products): Shane Edwards is presently Head of Investment Products at Diginex, where he aims to make digital asset products, such as crypto currencies, accessible to a broader market and to actively drive the transformation of the traditional financial industry into the digital era. Prior to Diginex, Shane was Managing Director at UBS, where he held various senior roles including Global Head of Solutions, Global Head of Equity Derivatives and Global Head of Structuring and his businesses were awarded many of the industry’s top accolades including Best Equity Derivatives House and Best Structured Products House. Before UBS he held similar roles at RBS / ABN Amro and also worked in derivatives at Deutsche Bank and at Macquarie Bank as well as a private hedge fund where he programmed and managed algorithmic trading models across liquid asset classes. Shane was the youngest ever head of a major derivatives department, overseeing several hundred staff when he was 34 years old and was inducted into the Dow Jones Financial News ‘40 under 40 Hall of Fame’, having 6 years earlier been one of the youngest ever enlisted in the Dow Jones Top 100 Rising Stars in Finance.

Neil Sheppard (Chief Operating Officer, Financial Services): Neil is COO of Financial Services, responsible for managing and running the day-to-day operations of Diginex’s financial services division including capital markets, trading, exchange and trading products. Previously, he spent 13 years at Nomura in various roles across equity products in London, Tokyo and Hong Kong. Most recently, Neil was Managing Director, Head of Equity Trading for Asia, managing complete equity and equity linked product trading. Also, during his time at Nomura, he was also Global Head of Equity-linked Content and Trading, where he created and built an award-winning desk analyst team for both internal and external client use including managing their own trading books. Prior to this, Neil worked at Cazenove Group, in the Convertible Bonds Research, Sales and Trading functions. Neil holds a MEng (Hons) in Aeronautical Engineering from University of Bristol. He is a CFA charterholder, holds Advanced Diploma in Financial Planning and a Securities Institute Diploma in Equity Derivatives.

We view the board of directors as highly experienced and appearing able to provide a variety of unique perspectives to management, while concurrently bringing extensive relevant work experience.

Diginex Company Presentation

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Diginex Limited Initiation of Coverage

Risk Factors

●	Diginex has a limited operating history and has had operating losses since its beginning. Its business lines are relatively new and exposed to material legal, regulatory, operational, reputational, tax and other risks in every jurisdiction and there is no guarantee the segments will be profitable and as such investors need to consider the relative likelihood of success
●	Blockchain technology is relatively new and there is no assurance the technology will be widely adopted by financial institutions and corporations. Blockchain and digital ledger technology is also subject to rapid changes and there is no guarantee Diginex will be able to successfully navigate those changes
●	There is substantial regulatory risk related to each segment of Dignex and the business, in each geography
●	Diginex may be unable to secure the needed licensing and permissions to operate in various geographies and even if can may not be able to do so at economical terms. Diginex plans to partner with existing entities that have such licenses or qualifications to enable it to offer its products and services where Diginex procuring it themselves is not economical
●	Diginex relies heavily on the use of technology that it has created or plans to create by itself or with other third-parties, as much of the existing technology for the financial services business was not built to service Digital Assets, which require a unique set of considerations
●	Diginex’s business lines may require regulatory licenses and qualifications that Diginex does not currently have and that may be costly and time-consuming to obtain and, even if obtained, may subsequently be revoked
●	The Asset Management business is heavily dependent on fees related to assets under management. There is no assurance Diginex will maintain sufficient assets to cover its expenses.
●	There is low liquidity currenty in JFK shares and limited sell-side following currently, there is no assurance sufficient liquidity and investor following will develop
●	The business segments of Diginex are very early stage and there is considerable execution risk at the current stage.
●	Diginex competes with substantially larger companies with greater resources, there is no assurance Diginex will be effectively able to compete or acquire market share.

These Risk Factors Are Not Comprehensive. For Full List of Risk Factors Please Read Diginex Limited Corporation’s Latest Prospectus and/or Annual Filings

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Diginex Limited Initiation of Coverage

Appendix

Income Statement:

Source: Diamond Equity Research Analysis/Diginex SEC Filings

Financial Model Assumptions:

We forecast revenue using segment projections, which are then combined to arrive at consolidated revenue figures for the company.

Financial Services: The segments comprise different businesses including trading, exchange, custody, asset management and investment products.

Trading: Annual notional value of OTC trades is projected to grow to $282 million, $883 million, $1.4 billion and $2.1 billion by FY 2021, 2022, 2023, and 2024 respectively. Fees are assumed in the range of 10-20bps.

Exchange: The average daily volume is assumed to be $0.3 billion, $1.2 billion, $2.4 billion and $3.3 billion by FY 2021, 2022, 2023 and 2024 respectively. The average fees have been assumed to be 0.04%.

Custody: The volume of assets held under custody is projected to be $150 million, $470 million, $844 million, and $1.3 billion by FY 2021, 2022, and 2023 respectively. We assume these assets to be divided equally between its two offerings - Kelvin and Helios. Annual custody fee is assumed to be 0.25%, withdrawal fee at 0.05% and insurance fee at 0.75%-1.50%.

Asset Management: Total AUM is projected to grow to $128 million, $278 million $500 million and $750 million by FY 2021, 2022, 2023, and 2024. We assume management fee in the range of 1-2%; and performance fees in the range of 10-20%.

Advisory Services: This segment comprises the Capital Markets business which generates revenue by advising and designing structures for corporations to raise funds.

Capital Markets: We forecast customer projects with notional values of $253 million, $350 million, $700 million, and $1.0 billion for fiscal years 2021, 2022, 2023, and 2024 respectively. We assume a fee of 2% for 2021 and 2.5% for 2022, 2023, and 2024. Thus, we project top line to grow from $21.3 million in 2021 to approximately $470.1 million in 2024.

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Diginex Limited Initiation of Coverage

Source: Diamond Equity Research Analysis/SGE/China Futures Association

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Diginex Limited Initiation of Coverage

Operating Expenses:

i.	General & Administration (G&A) Expenses:

For FY21, we expect the G&A expenses (as a % of sales) to be close to 250%, substantially lower than fiscal 2020 results. It is expected to further decline to 30% by FY24.

Period	G&A Expenses (as a % of Sales)
FY19	6977%
FY20	4594%
FY21	250%
FY22	60%
FY23	40%
FY24	30%

ii.	Depreciation & Amortization

In our model, we forecast depreciation as a percent of opening balance of property, plant and equipment. We have assumed depreciation at 25% of property, plant and equipment for FY 2021. It is then expected to decline to 8% by FY24.

iii.	Financial Expenses:

We have calculated cost of debt by considering LTM interest expenses and debt (short and long-term) outstanding on the balance sheet.

Tax rate:

From FY22 onwards, we have assumed an effective tax rate of 21%. For prior years, we have assumed no tax as the company is generating losses.

Capex:

For the forecast period, we have modelled Capex as a percentage of sales.

WACC in DCF:

Risk premium: We have used S&P 500 Index as the best proxy of the market index for Diginex Limited.

●	Risk free rate: We have used 10-year US Treasury rate.

●	Beta: 2.5. Based on the average of the comparable companies.

●	Cost of Debt: Interest rate on debt has been assumed at 12.5% in line with the interest rate mentioned in the company’s most recent financials.

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Diginex Limited Initiation of Coverage

Disclosures

Diamond Equity Research, LLC has created and distributed this report. This report is based on information we consider reliable, including the subject of the report, but have not been provided any non-public information. This report does not explicitly or implicitly affirm that the information contained within this document is accurate and/or comprehensive, and as such should not be relied on in such a capacity. All information contained within this report is subject to change without any formal or other notice provided. Diamond Equity Research, LLC is not a FINRA registered broker/dealer or investment adviser and does not provide investment banking services and follows customary internal trading procedures pending the release of the report found on disclosure page.

This document is not produced in conjunction with a security offering and is not an offering to purchase securities. This report does not consider individual circumstances and does not take into consideration individual investor preferences. Recipients of this report should consult professionals around their personal situation, including taxation. Statements within this report may constitute forward-looking statements, these statements involve many risk factors and general uncertainties around the business, industry, and macroeconomic environment. Investors need to be aware of the high degree of risk in micro capitalization and small capitalization equities.

Diamond Equity Research LLC is being compensated by 8i Enterprises Acquisition Corp. for producing research materials regarding 8i Enterprises Acquisition Corp. and its securities, which is meant to subsidize the high cost of creating the report and monitoring the security, however the views in the report reflect that of Diamond Equity Research. All payments are received upfront and are billed for an annual or semi-annual research engagement. As of 08/24/2020 the issuer had paid us $50,000 for our company sponsored research services, which commenced 07/30/2020 and is billed annually. Diamond Equity Research LLC may be compensated for non-research related services, including presenting at Diamond Equity Research investment conferences, press releases and other additional services. The non-research related service cost is dependent on the company, but usually do not exceed $5,000. The issuer has not paid us for non-research related services as of 08/24/2020. Issuers are not required to engage us for these additional services. Additional fees may have accrued since then.

Diamond Equity Research, LLC is not a registered broker dealer and does not conduct investment banking or receive commission sharing revenue arrangements related to the subject company of the report. The price per share and trading volume of subject company and companies referenced in this report may fluctuate and Diamond Equity Research, LLC is not liable for these inherent market fluctuations. The past performance of this investment is not indicative of the future performance, no returns are guaranteed, and a loss of capital may occur. Certain transactions, such as those involving futures, options, and other derivatives, can result in substantial risk and are not suitable for all investors.

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